     Mitchell Hutchins Asset Management Inc.
     1285 Avenue of the Americas
     New York, NY 10019

     Dianne E. O'Donnell
     Senior Vice President
     Deputy General Counsel


                                                               MITCHELL HUTCHINS


                                 June 19, 1998


Managed High Yield Plus Fund Inc.
1285 Avenue of the Americas
New York, New York 10019

Ladies and Gentlemen:

     We are writing to confirm the purchase of an additional 6,667 shares of common stock of Managed High Yield Plus Fund Inc., which we have purchased from you at a price of $15. This is to advise you that we have purchased these shares, and the single share that we previously purchased, for investment only with no present intention of selling any such shares, and we do not now have any intention of selling any such shares.


                                             Sincerely,

                                             /s/ Dianne E. O'Donnell

                                             Dianne E. O'Donnell
                                             Senior Vice President